Exhibit 5

May 19, 2009

Board of Directors
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024

RE:        J. C. Penney Company, Inc.
Registration Statement on Form S-3 (File No. 333-142317-01)

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of J. C. Penney Company, Inc., a Delaware corporation (the “Company”).  This opinion is being rendered in connection with the sale from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3, File No. 333-142317-01 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act, and as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and to be set forth in one or more supplements to the Prospectus, of the Company’s shares of common stock of 50¢ par value (the “Common Stock”).

As counsel for the Company, I have examined such documents, including the Registration Statement, the Restated Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) relating to issuance of the Common Stock.  I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.  I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

2.
With respect to the shares of Common Stock contributed by the Company to the J. C. Penney Corporation, Inc. Pension Plan Trust, the Board has taken all necessary corporate action to approve the issuance of the shares of Common Stock and the shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters”.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Janet L. Dhillon
Janet L. Dhillon
Executive Vice President,
General Counsel and Secretary